FOR IMMEDIATE RELEASE

ADUDDELL INDUSTRIES TERMINATES PLANS TO ACQUIRE THE HAYDEN COMPANIES; ALLIANCE BETWEEN COMPANIES CONTINUES

Oklahoma City, OK, August 23, 2007 - Aduddell Industries, Inc. (OTCBB: ADDL.OB) today announced that it and the sellers of Hayden Building Maintenance, Inc. and Hudson Valley Roofing, Inc. (collectively “Hayden Companies”) have jointly agreed to terminate the agreement under which Aduddell would acquire the Hayden Companies.

Stan Genega, President & CEO of Aduddell noted, “When it became apparent that suitable funding for the $6 million cash portion of the transaction by the year-end deadline would be increasingly difficult to secure, especially in the face of the currently restrictive credit environment, we decided against proceeding further. Like us, our colleagues at the Hayden Companies are disappointed, but not discouraged.” Greg Hayden, owner and President of each of the Hayden Companies, stated “We have a great relationship with Aduddell and have agreed to continue working together as we have in the past. We intend to keep open communications and, as Stan Genega and I have agreed, future conditions may well make this acquisition feasible.”

Mr. Genega pointed out, “We are confident that, even without the acquisition, there are sufficient growth opportunities within our core roofing and restoration business and that we have the ability to optimize our performance in our core operations.”

Aduddell Industries, Inc., www.aduddell.com, is one of the leaders in the commercial roofing, concrete restoration and disaster recovery industries nationwide. Through Aduddell Roofing, Aduddell Restoration & Waterproofing, E2MS and other subsidiaries, Aduddell Industries offers Fortune 500 companies and large governmental agencies a broad range of roofing services, sheet metal fabrication, restoration services and above and below grade waterproofing. In addition to work on large projects and high security construction matters, the Company has a nationally recognized track record for handling disaster recovery and emergency projects efficiently and cost effectively.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this release constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and contain projections of future results of operations or financial condition.

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Aduddell Industries News Release	Page 2

August 23, 2007

There may be events in the future that we are not able to predict accurately or over which we have no control. The Risk Factors and cautionary language discussed in our Form 10-K for the year ended December 31, 2006 and 10-Qs for the first and second quarter of 2007 provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements.

Contact:

Aduddell Industries, Inc.	or	Investor Relations Counsel
Reggie Cook, CFO	The Equity Group Inc.
405-810-2969	Linda Latman, 212-836-9609
Lena Cati, 212-836-9611